                                                                     EXHIBIT 4.5




                                                       November 8, 1999


BY FAX

Gantos, Inc.
Attention:  President
1266 E. Main Street, 5th Floor
Stamford, CT 06902

         Re:      Gantos, Inc. - Existing Defaults and Overadvance

Ladies and Gentlemen:

      Reference is made to the Loan and Security Agreement dated November 18, 1998 by and among the Borrower and Foothill, as Agent, and the Lenders (as amended by a certain First Amendment to Loan and Security Agreement dated as of February 28, 1999 by and among the Borrower and Foothill as Agent and the Lenders, as further amended by a certain Second Amendment to Loan and Security Agreement dated as of August 27, 1999 by and among the Borrower and Foothill as Agent and the Lenders (the "Second Amendment"), as further amended by and through the date of this letter agreement, and as hereafter amended and/or restated from time to time, the "Loan Agreement"). Capitalized terms not defined herein shall have the meaning set forth in the Loan Agreement.

1.    Existing Defaults

      Pursuant to the terms of the Second Amendment as extended by a certain letter agreement dated October 1, 1999 (the "Letter Agreement") the Borrower is required to meet certain retail performance covenants as set forth on Amended
Schedule 7.21 to the Loan Agreement (a copy of which is attached hereto). Amended Schedule 7.21 provides, among other things, that (i) on a rolling three week basis the Borrower's Sales shall not vary from plan by more than ten percent (10%) (the "Sales Covenant") and (ii) on a weekly basis, Total Actual Purchases, as a percentage of Planned Purchases at cost, shall not vary negatively from plan in any week by more than twenty percent (20%) (the "Weekly Purchase Covenant"). The Borrower acknowledges that it has failed to meet the Sales Covenant for the weeks ending October 16 and 23, 1999 and failed to meet the





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Gantos, Inc.
November 8, 1999
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Weekly Purchase Covenant for the weeks ending October 9 and 16, 1999,
(collectively, the "Existing Defaults"). The Borrower has requested that the Lenders waive the Existing Defaults.

2.    Overadvance

      Pursuant to the terms and conditions of the Second Amendment as extended by Letter Agreement, the Lenders agreed to extend a certain $1,500,000 overadvance to the Borrower through October 26, 1999. The Borrower has requested that the Lenders (i) extend an overadvance in the amount $1,500,000 as of the date hereof through November 15, 1999, (ii) reduce the overadvance to $500,000 as of November 16, 1999 through November 30, 1999 and (iii) eliminate the overadvance as of December 1, 1999.

3.    Terms and Conditions for Waiver of Existing Defaults and Overadvance

      In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lenders are willing to waive the Existing Defaults and extend the overadvance as described in Section 2 above on the terms and conditions set forth below:

      a) The Borrower and Lenders agree to eliminate the so-called "LCM Accrual" which is currently being added into the Borrowing Base. In order to eliminate such LCM Accrual, the Lenders will create an Adjustment Reserve the balance of which will be deducted each month from the Borrower Base. The Adjustment Reserve will be calculated as follows:

                         Month                         Adjustment Reserve
                         -----                         ------------------
                     December 1999                          $250,000
                     January 2000                           $500,000
                     February 2000                          $600,000

           Beginning in March 2000, the Adjustment Reserve will be increased by $100,000 each month until the Adjustment Reserve equals the LCM Accrual included in the Borrowing Base. Once the Adjustment Reserve and the LCM Accrual are equal, the LCM Accrual will be permanently removed from the Borrowing Base and the Adjustment Reserve will be removed by the Lenders. The Lenders reserve their right under Section 2.1(b) of the Loan Agreement to create any additional reserves they deem necessary.

      b) The Borrower shall continue to meet all covenants set forth in the amended Schedule 7.21 until agreed otherwise in writing by the Lenders;

      c) This letter agreement and all other agreements, instruments and certificates reasonably required by the Lenders in connection herewith and therewith, shall have been executed and delivered by each of the parties thereto;


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Gantos, Inc.
November 8, 1999
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      d)   The Borrower shall have delivered or caused to be delivered to the
           Agent such other instruments, certificates or documents as the Agent or any Lender shall reasonably request, each of which shall be in form and substance satisfactory to the Agent and the Lenders, for the purposes of implementing or effectuating the provisions of the Loan Agreement and the other Loan Documents, each as amended hereby;

      e) Within five days of the execution of this letter agreement, the Borrower shall deliver to the Agent a covenant compliance certificate for the immediately preceding month demonstrating the Borrower's ongoing compliance with the covenants set forth in the Loan Agreement, as of the date hereof;

      f) The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a further extension fee of $10,000 as of the date hereof; and

      g) No later than November 23, 1999 the Borrower shall deliver to the Agent all projections required by the Lenders in the form requested thereby.

4.    Acknowledgment of Defaults.

      The Borrower acknowledges and confirms to the Lenders that the Borrower is in default of its obligations under the Loan Agreement by reason of the occurrence of the Existing Defaults. The Borrower acknowledges and agrees with the Lenders that the Lenders' waiver hereunder relates solely to the Existing Defaults as of the dates expressly set forth in this Letter Agreement and to no other defaults or Events of Default, now existing or hereafter arising and now known or unknown to the Lenders. The Borrower acknowledges and agrees with the Lenders that by reason of the occurrence of the Existing Defaults, the Lenders are currently entitled to exercise the full range of their rights and remedies against the Borrower under the Loan Documents, without defense or counterclaim of any kind on the part of the Borrower.

5.    Representations and Warranties; Confirmation of Representations,
      Warranties.

      This letter agreement has been duly authorized, executed and delivered by the Borrower. The Loan Agreement, as amended hereby, and each of the other Loan Documents, as amended by and through the date hereof, constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. The Borrower, by execution of this letter agreement, certifies to the Agent and each of the Lenders that each of the representations and warranties set forth in the Loan Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, as if fully set forth in this letter agreement, and that, as of the date hereof, except as expressly set forth above, no Default or Event of Default has occurred and is



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Gantos, Inc.
November 8, 1999
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continuing under the Loan Agreement or any other Loan Document. The Borrower acknowledges and agrees that this letter agreement shall become a part of the Loan Agreement and shall be a Loan Document.

6.    Conditions to Lending; Compliance with Loan Documents, Borrower's
      Covenant.

      The Borrower hereby represents and warrants to the Agent and the Lenders that all of the conditions precedent to lending specified in Section 4.2 of the Loan Agreement have been and continue to be satisfied as of the date hereof. Without limiting the generality of the foregoing, the Borrower hereby confirms that it is in compliance with all of the terms and provisions set forth in the Loan Agreement and each of the other Loan Documents, as amended hereby, on its part to be observed or performed on or prior to the date hereof.

7.    No Novation; Effect; Counterparts; Governing Law.

      Except to the extent specifically amended hereby, the Loan Agreement and each of the other Loan Documents shall be unaffected hereby and shall remain in full force and effect; this letter agreement shall not be deemed a novation of the Loan Agreement or any other Loan Document. The Borrower hereby acknowledges, confirms and ratifies its obligations under the Loan Agreement and each of the other Loan Documents. This letter agreement may be executed in any number of counterparts, and by the different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together constitute one instrument. This letter agreement shall be governed by the internal laws of The Commonwealth of Massachusetts (without reference to conflicts of law principles) and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower shall pay all reasonable out-of-pocket expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this letter agreement.

8.    Miscellaneous.

      The Borrower, by execution hereof, acknowledges and confirms that for all purposes of the Loan Agreement and the other Loan Documents, the term "Loan Agreement" shall mean the Loan Agreement as amended by and through the date of this letter agreement and as further amended and/or restated from time to time hereafter. The Borrower, the Agent and the Lenders are discussing several additional amendments to the Loan Agreement. It is the intention of all parties that the issues raised herein will be incorporated into a formal amendment of the Loan Agreement and, accordingly, all parties have agreed to avoid the expense of a formal amendment to the Loan Agreement at this time. Except as expressly set forth above, the Loan Agreement and each of the other Loan Documents shall be unaffected hereby and shall continue in full force and effect.


      Except as expressly set forth above, regarding the Existing Defaults, the undersigned Lenders have not waived any terms of the Loan Agreement and expressly reserve their




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Gantos, Inc.
November 8, 1999
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rights to enforce all provisions of the Loan Agreement and the other Loan
Documents at law, in equity or otherwise. The undersigned Lenders do not hereby obligate themselves to grant any other waiver similar extension at any time in the future.

      Please acknowledge your agreement with the foregoing by signing in the space indicated below.

                                       FOOTHILL CAPITAL CORPORATION,
                                       For itself and as Agent

                                       By:

(Title)

                                       PARAGON CAPITAL, LLC, as a Lender

                                       By:

(Title)
ACKNOWLEDGED
AND AGREED

GANTOS, INC.

By:
                                       (Title)


cc:      Peter M. Palladino, Esq.



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Gantos, Inc.
November 8, 1999
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                                     AMENDED
                                  SCHEDULE 7.21


INVENTORY COMPOSITION AND IMBALANCE GUIDELINES:
Total EOM Dress Inventory at Cost (including Department # 500, 1300, 1500) shall not be less than 25% of total EOM Inventory at Cost.

MIN/MAX INVENTORY
Measured monthly, on a rolling three-month basis, commencing EOM February 1999, average EOM inventory at cost shall be at least 8.50% of plan, and not more than 115.0% of plan.

MINIMUM PURCHASES TEST (MONTHLY):
Measured monthly on a rolling two month basis, Total Actual Purchases, as a percentage of Planned Purchases at cost, shall not vary negatively from plan in any one fiscal month by more than 10.0%.

MINIMUM PURCHASE TEST (WEEKLY): Measured weekly beginning August 30, 1999, Total Actual Purchases, as a percentage of Planned Purchases at cost, shall not vary negatively from plan in any week by more than 20.0%

SALES:

Measured weekly on a rolling three-week basis, commencing with the third fiscal week of February 1999, Sales shall not vary negatively from plan by more than 10%. If Sales vary negatively from plan by more than 10%, the advance rate will be decreased by 1.5 ppts the first week and 0.5 ppt each week until such time as Sales are within 90% of plan as measured on a rolling three-week basis. In the event that weekly plan sales figures are not provided by the Company, weekly plan sales shall be calculated based upon the monthly plan sales figure per the Company's business plan divided by 4.3 average weeks.